Exhibit (e)(4)

EXHIBIT A

List of Funds

Impact Shares NAACP Minority Empowerment ETF [Effective July 17, 2018]

Impact Shares YWCA Women’s Empowerment ETF [Effective August 27, 2018]

Impact Shares Sustainable Development Goals Global Equity ETF [Effective September 20, 2018]

Impact Shares Affordable Housing MBS ETF [Effective July 16, 2021]

Impact Shares MSCI Global Climate Select ETF [Effective September 2, 2021]